Exhibit 99.1

FOR IMMEDIATE RELEASE
Media & Investor Contact:
Amy Wakeham,
(858) 503-3359
awakeham@maxwell.com

Maxwell Technologies Announces Agreement for Sale of Microelectronics Product Line

SAN DIEGO, April 12, 2016 -- Maxwell Technologies, Inc. (NASDAQ: MXWL), a leading developer and manufacturer of ultracapacitor-based energy storage and power delivery solutions, today announced that it has entered into a definitive agreement to sell its microelectronics product line to Data Device Corporation, a subsidiary of ILC Industries, Inc. The agreement includes all assets and certain liabilities related to the microelectronics product line.

Gross proceeds from the transaction are expected to be $21 million in cash. The purchase price is subject to working capital and closing transaction adjustments. The sale transaction is expected to close by the end of April 2016, subject to customary and negotiated closing conditions.

About Maxwell:
Maxwell is a global leader in the development and manufacture of innovative, cost-effective energy storage and power delivery solutions. Our ultracapacitor products provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

Forward-Looking Statements
Statements in this news release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual events may differ materially. Factors that may affect actual results include, but are not limited to, whether and when the closing conditions will be satisfied and whether and when the transaction will close.
For further information regarding risks and uncertainties associated with Maxwell's business, please refer to the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of these documents may be obtained by contacting Maxwell's investor relations department at (858) 503-3359, or at our investor relations website: investors.maxwell.com.
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